Index Supplement | To Prospectus dated March 5, 2015 and Prospectus Supplement dated March 5, 2015

Registration Statement No. 333-202524 | Dated April 28, 2017 | Rule 424(b)(2)

HSBC USA Inc. Notes Linked to the
HSBC Vantage5 Index (USD) Excess Return

GENERAL

HSBC USA Inc. from time to time may offer and sell certain senior unsecured debt obligations (the “Notes”) linked to the HSBC Vantage5 Index (USD) Excess Return (the “Index”). The applicable free writing prospectus or pricing supplement will specify the specific terms of the Notes.

This underlying supplement describes the constituents of the Index. The constituents of the Index include exchange traded funds or trusts that issue depositary receipts representing an interest in equity securities held by such trust (each, an “Index Fund”). An Index Fund may track the performance of an index (if applicable, its “Underlying Index”) or basket of equity securities, or other instruments, primarily by holding securities or other instruments related to such Underlying Index or basket.

You should read the applicable free writing prospectus or pricing supplement, this underlying supplement, the accompanying prospectus supplement for Notes, Series 1 dated March 5, 2015 (the “Prospectus Supplement”) and the accompanying base prospectus for debt securities, preferred stock, depositary shares, warrants, purchase contracts and units (the “Base Prospectus”) dated March 5, 2015 carefully before you invest in a particular issuance of the Notes. If the terms described in the applicable free writing prospectus or pricing supplement are different or inconsistent with those described herein, the terms described in the applicable free writing prospectus or pricing supplement will govern the applicable Notes.

The HSBC Vantage5 Index (USD) Excess Return

The HSBC Vantage5 Index (USD) Excess Return dynamically allocates its weightings each month from a basket of 13 ETFs and cash (each, an “Index Constituent”) to target a volatility of 5%. The Index owner is HSBC Bank plc. The Index has been calculated and administered by S&P Opco, LLC (a subsidiary of S&P Dow Jones Indices LLC (“S&P”)) (including any successor, the “Index Calculation Agent”) since March 15, 2017. For a full description of the Index, please see the relevant free writing prospectus or pricing supplement.

HSBC Vantage5 Index Strategic Allocation

Group	Asset	ETF Ticker	Asset Cap	Group Cap
Developed Equities	SPDR® S&P 500® ETF Trust	SPY	40%	60%
	iShares® Russell 2000 ETF	IWM	20%
	PowerShares® S&P 500® Low Volatility Portfolio	SPLV	20%
	PowerShares® QQQ TrustSM, Series 1 (NASDAQ 100)	QQQ	20%
	iShares® MSCI EAFE ETF	EFA	20%
Developed Bonds	iShares® 20+ Year Treasury Bond ETF	TLT	40%	80%
	iShares® iBoxx $ Investment Grade Corporate Bond ETF	LQD	40%
	iShares® iBoxx $ High Yield Corporate Bond ETF	HYG	15%
Emerging Markets	iShares® MSCI Emerging Markets ETF	EEM	20%	30%
	iShares® J.P. Morgan USD Emerging Markets Bond ETF	EMB	10%
Real Assets	iShares® US Real Estate ETF	IYR	20%	30%
	SPDR® Gold Trust	GLD	20%
Inflation	iShares® TIPS Bond ETF	TIP	5%	5%
Cash	Cash - Reinvested ICE LIBOR USD 3 Month		50%*	50%

*This cap can increase by increments of 10% (subject to a maximum weight of 100%).

An investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page S-1 of the Prospectus Supplement for risks related to an investment in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the Base Prospectus, the Prospectus Supplement or any free writing prospectus or pricing supplement. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks, including possible loss of the principal amount invested due to the credit risk of HSBC USA Inc.

In making your investment decision, you should rely only on the information contained or incorporated by reference in the applicable free writing prospectus or pricing supplement, this underlying supplement, any related underlying supplement, the Prospectus Supplement and Base Prospectus. The information in the applicable free writing prospectus or pricing supplement and any related underlying supplement including this underlying supplement may only be accurate as of the dates of each of these documents.

The Notes described in the applicable free writing prospectus or pricing supplement and this underlying supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. The applicable free writing prospectus or pricing supplement, any related underlying supplement including this underlying supplement and the accompanying Prospectus Supplement and Base Prospectus do not constitute an offer to sell or a solicitation of an offer to buy the Notes in any circumstances in which such offer or solicitation is unlawful.

In this underlying supplement, “HSBC,” “we,” “us” and “our” refer to HSBC USA Inc., unless the context requires otherwise.

Neither HSBC or the Index Calculation Agent, nor any of our or its affiliates, accepts any responsibility for the calculation, maintenance or publication of the Index Funds described herein or any successor Index Funds or any Underlying Index.

Index Constituent Sponsors and Index Constituents

The Notes have not been passed on as to their legality or suitability by any sponsor of an Index Constituent (an “Index Constituent Sponsor”). The Notes are not issued by and are not financial or legal obligations of any Index Constituent Sponsor. No Index Constituent Sponsor makes any warranties or bears any liability with respect to the Notes. This underlying supplement relates only to the Notes offered by the relevant free writing prospectus or pricing supplement and accompanying Prospectus Supplement and Base Prospectus and does not relate to any Index Constituent or Index Constituent Sponsor.

Companies with securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as the Index Constituent Sponsors, are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. We have not made any independent investigation as to the accuracy or completeness of any materials referred to above, including any filings made by an Index Constituent Sponsor with the SEC.

In connection with any issuance of Notes under the relevant free writing prospectus or pricing supplement and the accompanying Prospectus Supplement and Base Prospectus, we have not participated in the preparation of the above-described documents or made any due diligence inquiry with respect to any Index Constituent Sponsor or Index Constituent. We make no representation that such publicly available documents or any other publicly available information regarding any Index Constituent Sponsor or Index Constituent is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof or prior to the date of the relevant free writing prospectus or pricing supplement (including events that would affect the accuracy or completeness of the publicly available documents described herein) that would affect the trading level or price of any Index Constituent (and therefore the price of such Index Constituent at the time we price the Notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning an Index Constituent could affect the value received at maturity with respect to the Notes and therefore the price of the Notes.

The selection of any Index Constituent is not a recommendation to buy or sell such Index Constituent. We do not make any representation to any purchaser of the Notes as to the performance of any Index Constituent.

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The SPDR® S&P 500® ETF Trust

Description of the SPDR® S&P 500® ETF Trust

We have derived all information contained in this document regarding the SPDR® S&P 500® ETF Trust (the “SPY”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, State Street Bank and Trust Company, as trustee of the SPY (“SSBTC”), and PDR Services, LLC (wholly owned by NYSE Euronext), as sponsor of the SPY. Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information.

The SPY is a unit investment trust that issues securities called “Standard & Poor’s Depositary Receipts” or “SPDRs.” The SPY is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “SPY.” The SPY is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). SPDRs represent an undivided ownership interest in a portfolio of all, or substantially all, of the common stocks of the S&P 500® Index (the “SPX”), which is the underlying index for SPY.

Information provided to or filed with the SEC by the SPY pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act can be located by reference to SEC file numbers 033-46080 and 811-06125, respectively, through the SEC’s website at http://www.sec.gov. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. As a prospective purchaser of the Notes, you should undertake an independent investigation of the SPY as in your judgment is appropriate to make an informed decision with respect to an investment linked to the SPY.

Investment Objective and Strategy

The SPY’s objective is to provide investment results that, before expenses, generally correspond to the price and yield performance of the SPX. The SPY holds stocks and cash and is not actively managed by traditional methods, which typically involve effecting changes in the holdings of stocks and cash on the basis of judgments made relating to economic, financial and market considerations. To maintain the correspondence between the composition and weightings of the stocks held by the SPY and the component stocks of the SPX, SSBTC adjusts the holdings of the SPY from time to time to conform to periodic changes in the identity and/or relative weightings of the component stocks. SSBTC aggregates certain of these adjustments and makes changes to the holdings of the SPY at least monthly or more frequently in the case of significant changes to the SPX. Any change in the identity or weighting of a component stock will result in a corresponding adjustment to the prescribed holdings of the SPY effective on any day that the New York Stock Exchange is open for business following the day on which the change to the SPX takes effect after the close of the market. The value of SPDRs fluctuates in relation to changes in the value of the holdings of the SPY. The market price of each individual SPDR may not be identical to the net asset value of such SPDR.

Although the SPY may at any time fail to own certain of the component stocks, the SPY will be substantially invested in the component stocks. It is possible that, for a short period of time, the SPY may not fully replicate the performance of the SPX due to temporary unavailability of certain component securities in the secondary market or due to other extraordinary circumstances. In addition, the SPY is not able to replicate exactly the performance of the SPX because the total return generated by the SPY’s portfolio of stocks and cash is reduced by the expenses of the SPY and transaction costs incurred in adjusting the actual balance of the SPY’s portfolio.

Description of the SPX

We have derived all information relating to the SPX, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of and is subject to change by, S&P. Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. S&P has no obligation to continue to publish, and may discontinue or suspend the publication of the SPX at any time.

General

The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX, discussed below in further detail, is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. S&P chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which S&P uses as an assumed model for the composition of the total market. S&P may from time to time, in its sole discretion, add companies to or delete companies from the SPX to achieve these objectives.

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Eleven main industry groups comprise the SPX: Information Technology, Financials, Consumer Staples, Health Care, Energy, Industrials, Consumer Discretionary, Utilities, Real Estate, Materials and Telecommunication Services. Changes in the SPX are reported daily in the financial pages of many major newspapers, on Bloomberg Professional® service under the symbol “SPX” and

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on the S&P website. Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this document.

Computation of the SPX

Prior to March 2005, the Market Value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In March 2004, S&P announced that it would transition the SPX to float adjusted market capitalization weights. The transition began in March 2005 and was completed in September 2005. S&P’s criteria for selecting stock for the SPX was not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX (i.e., its Market Value). Currently, S&P calculates the SPX based on the total float-adjusted market capitalization of each component stock, where each stock’s weight in the SPX is proportional to its float-adjusted Market Value.

Under the float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. The float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

All shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” are removed from the float for purposes of calculating the SPX. Generally, these “control shareholders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares of a U.S. company traded in Canada as “exchangeable shares,” are normally part of the float unless those shares form a control block. All multiple share class companies that have listed share class lines will be adjusted for shares and float such that each share class line will only represent that line’s shares and float. The decision to include each publicly listed line is evaluated individually. All multiple share class companies that have an unlisted class line will also be adjusted. For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held by control holders. The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by an index divisor (the “Divisor”). For companies with multiple classes of stock, each class is float-adjusted individually.

The SPX is also calculated using a base-weighted aggregate methodology: the level of the SPX reflects the total Market Value of all the component stocks relative to the SPX base period of 1941-43. The daily index value of the SPX is the quotient of the total float-adjusted market capitalization of the index’s constituents and its divisor.

The simplest capitalization weighted index can be thought of as a portfolio consisting of all available shares of the stocks in the index. While this might track this portfolio’s value in dollar terms, it would probably yield an unwieldy number in the trillions. Therefore, the actual number used in the SPX is scaled to a more easily handled number, currently in the thousands, by dividing the portfolio Market Value by the Divisor.

Ongoing maintenance of the SPX includes monitoring and completing the adjustments for additions and deletions of the constituent companies, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Continuity in the level of the SPX is maintained by adjusting the Divisor for all changes in the SPX constituents’ share capital after the base date. Some corporate actions, such as stock splits and stock dividends do not require Divisor adjustments because following a stock split or stock dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the component stock. Corporate actions (such as stock splits, stock dividends, non-zero price spin-offs and rights offerings) are applied after the close of trading on the day before the ex-date.

To prevent the level of the SPX from changing due to corporate actions, all corporate actions which affect the total Market Value of the SPX also require a Divisor adjustment. By adjusting the Divisor for the change in total Market Value, the level of the SPX remains constant. This helps maintain the level of the SPX as an accurate barometer of stock market performance and ensures that the movement of the SPX does not reflect the corporate actions of individual companies in the SPX. The divisor is adjusted such that the index value at an instant just prior to a change in base capital equals the index value at an instant immediately following that change. As noted in the preceding paragraph, some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the SPX and do not require Divisor adjustments.

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The table below summarizes the types of index maintenance adjustments and indicates whether or not a Divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment

Company added/deleted	Net change in market value determines Divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in Index Market Value (i.e., the value of the spun-off unit).	Yes

Spin-off	Spun-off company added to the index, no company removed from the index.	No

Spin-off	Spun-off company added to the index using a non-zero price and applying a price adjustment to the parent.	Yes

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The Divisor change reflects the change in market value caused by the change to an IWF.	Yes

Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in Index Market Value.	Yes

Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Each of the corporate events exemplified in the table requiring an adjustment to the Divisor has the effect of altering the Market Value of the component stock and consequently of altering the aggregate Market Value of the SPX component stocks (the “Post-Event Aggregate Market Value”). In order that the level of the SPX (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected component stock, a new Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value New Divisor	=	Pre-Event Index Value

New Divisor	=	Post-Event Aggregate Market Value Pre-Event Index Value

Another large part of the SPX maintenance process involves tracking the changes in the number of shares outstanding of each of the companies whose stocks are included in the SPX. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the SPX are updated as required by any changes in the number of shares outstanding and then the Divisor is adjusted accordingly. In addition, changes in a company’s shares outstanding of 5% or more due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are in different headline indices, and regardless of the size of the change. Other changes of 5% or more (due to, for example, secondary public offerings (also known as placements), tender offers, Dutch auctions, exchange offers, bought deal equity offerings, prospectus offerings, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of derivative securities, at-the-market stock offerings, and acquisitions of private companies or non-index companies that do not trade on a major exchange) are made weekly, and are announced after the market close on Fridays for implementation after the close of trading on the following Friday (one week later). If a 5% or more change causes a company’s IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except

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IWF changes resulting from partial tender offers will be considered on a case-by-case basis. Changes to an IWF or number of shares outstanding of less than 5 percentage points are accumulated and made quarterly on the third Friday of March, June, September and December. In the case of rights issuances, price adjustments and share changes at the full rights ratio are applied at the opening of the rights ex-date.

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The iShares® Russell 2000 ETF

We have derived all information contained in this document regarding the iShares® Russell 2000 ETF (the “IWM”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, iShares, Inc. (“iShares®”). Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information.

iShares® consists of numerous separate investment portfolios (the “iShares® Funds”), including the IWM. The IWM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of its underlying index. The IWM typically earns income dividends from securities included in the underlying index. These amounts, net of expenses and taxes (if applicable), are passed along to the IWM’s shareholders as “ordinary income.” In addition, the IWM realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the Notes are linked only to the share price of the IWM, you will not be entitled to receive income, dividend, or capital gain distributions from the IWM or any equivalent payments. The returns of the IWM may be affected by certain management fees and other expenses, which are detailed in its prospectus.

Information provided to or filed with the SEC by iShares® pursuant to the Securities Act and the Investment Company Act can be located can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. We have not independently verified the accuracy or completeness of the information or reports prepared by iShares®. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. As a prospective purchaser of the Notes, you should undertake an independent investigation of the IWM as in your judgment is appropriate to make an informed decision with respect to an investment linked to the IWM.

The selection of the IWM is not a recommendation to buy or sell the shares of the IWM. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the IWM.

“iShares®” and BlackRock® are registered trademarks of BlackRock Fund Advisors (“BlackRock®”) and its affiliates. BlackRock® has licensed certain trademarks and trade names of BlackRock® for our use. The Notes are not sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® Funds. Neither BlackRock® nor the iShares® Funds make any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Neither BlackRock® nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the Notes or in connection with our use of information about the iShares® Funds.

The iShares® Russell 2000 ETF

The iShares® Russell 2000 ETF seeks to track the investment results of the Russell 2000® Index. The shares of this underlying equity trade on the NYSE Arca, Inc. under the symbol “IWM.”

Russell 2000® Index (“RTY”)

The RTY was developed by Russell Investments (“Russell”) before FTSE International Limited (“FTSE”) and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Russell began dissemination of the RTY (Bloomberg L.P. index symbol “RTY”) on January 1, 1984. The RTY was set to 135 as of the close of business on December 31, 1986. FTSE Russell calculates and publishes the RTY. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the Notes.

Selection of Stocks Comprising the RTY

All companies eligible for inclusion in the RTY must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange as defined by a two-year average daily dollar trading volume (“ADDTV”) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation (“BDI”) country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British

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Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock does not trade on the “rank day” (typically the last trading day in May, but a confirmed timetable is announced each spring) but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.

An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the rank day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts or trust receipts are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.

Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, U.S. limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank-check companies, special-purpose acquisition companies, and limited partnerships are also not eligible for inclusion in the Russell U.S. Indices. Exchange traded funds and mutual funds are also excluded. Bulletin board, pink sheet and over-the-counter (“OTC”) traded securities are not eligible for inclusion.

Annual reconstitution is a process by which the RTY is completely rebuilt. On the rank day in May each year, all eligible securities are ranked by their total market capitalization. The largest 4,000 become the Russell 3000E Index, and the other of FTSE Russell’s indexes are determined from that set of securities. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, FTSE Russell adds initial public offerings to the RTY on a quarterly basis based on total market capitalization guidelines ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

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The PowerShares® S&P 500® Low Volatility Portfolio

We have derived all information contained in this document regarding the PowerShares® S&P 500® Low Volatility Portfolio (the “SPLV”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Invesco PowerShares Capital Management LLC (“PowerShares”). The SPLV is maintained and managed by its investment adviser, PowerShares. The SPLV is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “SPLV.” We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information derived from these public sources.

PowerShares is a registered investment company that consists of numerous separate investment portfolios, including the SPLV. Information provided to or filed with the SEC by PowerShares pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-138490 and 811-21977, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding PowerShares and the SPLV, please see the SPLV’s prospectus, dated February 29, 2016. You can obtain the price of the SPLV at any time from the Bloomberg Financial Markets page “SPLV UP <Equity> <GO>” or from the PowerShares website. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. As a prospective purchaser of the Notes, you should undertake an independent investigation of the SPLV as in your judgment is appropriate to make an informed decision with respect to an investment linked to the SPLV.

Investment Objective and Strategy

The SPLV seeks investment results that generally correspond (before fees and expenses) to the price and yield of the S&P 500® Low Volatility Index (the “SP5LVI”). The SPLV generally will invest at least 90% of its total assets in common stocks that comprise the SP5LVI. S&P compiles, maintains and calculates the SP5LVI. Strictly in accordance with its existing guidelines and mandated procedures, S&P selects 100 securities from the S&P 500® Index for inclusion in the SP5LVI that have the lowest realized volatility over the past 12 months as determined by S&P. Volatility is a statistical measurement of the magnitude of up and down asset price fluctuations (increases or decreases in a stock's price) over time. The SPLV generally invests in all of the securities comprising the SP5LVI in proportion to their weightings in the SP5LVI. The returns of the SPLV may be affected by certain management fees and other expenses, which are detailed in its prospectus.

Industry Concentration Policy

The SPLV will concentrate its investments (i.e., invest 25% or more of the value of its total assets) in securities of issuers in any one industry or sector only to the extent that the SP5LVI reflects a concentration in that industry or sector. The SPLV will not otherwise concentrate its investments in securities of issuers in any one industry or sector.

Holdings Information

The following table summarizes the SPLV’s holdings by sector as of April 18, 2017.

Sector	Percentage of Total Holdings
Utilities	19.50%
Consumer Staples	18.53%
Industrials	17.74%
Financials	14.25%
Consumer Discretionary	8.46%
Information Technology	6.89%
Health Care	6.19%
Real Estate	3.65%
Telecommunication Services	2.05%
Materials	1.80%
Energy	0.92%

The S&P 500® Low Volatility Index

We have derived all information relating to the SP5LVI, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the SP5LVI at any time.

S&P Publishes the S&P 500 Low Volatility Index

The SP5LVI has been calculated since April 2011 and measures the performance of the 100 least volatile stocks in the S&P 500® Index. Volatility is defined as the standard deviation of the stock’s daily price returns over the prior one year of trading days. Constituents are weighted relative to the inverse of their corresponding volatility, with the least volatile stocks receiving the highest

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weights. The SP5LVI is designed to serve as a benchmark for low volatility or low variance strategies in the U.S. stock market and S&P may from time to time, in its sole discretion, add companies to or delete companies from the SP5LVI to achieve these objectives.

Changes in the SP5LVI are reported daily in the financial pages of many major newspapers, on the Bloomberg Professional® service under the symbol “SP5LVI” and on the S&P website. Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this document.

Construction of the S&P 500 Low Volatility Index

The methodology employs a modified market-cap-weighting scheme, using the divisor methodology used in all of S&P’s equity indices. There are two steps in the creation of the SP5LVI. The first is the selection of the companies; the second is the weighting of the index constituents, which is based on their respective inverse volatility.

To be eligible for inclusion into the SP5LVI, stocks must first become constituents in the S&P 500® Index. For inclusion in the S&P 500® Index, stocks must have been issued and trading for at least one calendar year leading up to the rebalancing reference date. Generally, a stock must have traded on all trading days in the 12 months leading up to the rebalancing reference date; however, S&P’ Index Committees discretion may be used in situations where a stock was subject to a temporary trading halt during that period.

The selection of constituents included in the SP5LVI is done as follows:

1.	Using available price return data for the trailing one year of trading days leading up to each index rebalancing reference date, the volatilities of the constituents within each eligible universe are calculated.

2.	Constituents are, then, ranked in descending order based on the inverse of the realized volatility. The top 100 securities with the least volatility form the SP5LVI.

Maintenance of the S&P 500 Low Volatility Index

Rebalancing

At each rebalancing, the weight for each index constituent is set inversely proportional to its volatility. The SP5LVI is rebalanced after the close on the third Friday of each February, May, August and November using market data as of the last trading day of every January, April, July and October, respectively. The constituents’ shares are calculated using closing prices on the second Friday of the rebalancing month as the reference price. Index share amounts are calculated and assigned to each stock to arrive at the weights determined on the reference date. Since index shares are assigned based on the reference prices, the actual weight of each stock at the rebalancing differs from these weights due to market movements.

Corporate Actions

Corporate Action	Adjustment Made to the SP5LVI	Divisor Adjustment?

Spin-off	See below.	See below

Rights Offering	The price is adjusted to the Price of the Parent Company minus (the Price of the Rights Offering/Rights Ratio). Index shares change so that the company’s weight remains the same as its weight before the rights offering.	No

Stock Split	Index shares are multiplied by and the price is divided by the split factor.	No

Share Issuance or Share Repurchase	None. Actual shares outstanding of the company play no role in the daily index calculation.	No

Special Dividends	The price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes

Delisting, acquisition or any other corporate action resulting in the deletion of the stock from the SP5LVI.	The stock is dropped from the SP5LVI. This will cause the weights of the rest of the stocks in the index to change proportionately. Additions are made to the index only at the time of the quarterly rebalancing.	Yes

Spin-offs

The spun-off company is added to all the indices of which the parent is a constituent, at a zero price at the market close of the day before the ex-date (with no divisor adjustment). The spun-off company is removed after at least one day of regular way trading (with a divisor adjustment).

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The PowerShares® QQQ TrustSM, Series 1

We have derived all information contained in this document regarding the PowerShares® QQQ TrustSM, Series 1 (the “QQQ”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, PowerShares. Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information.

The QQQ, an exchange traded fund, is a registered investment company which both (a) continuously issues and redeems “in-kind” its shares, known as PowerShares® QQQ SharesSM or QQQSM, only in large lot sizes called Creation Units at their once-daily net asset value and (b) lists the shares individually for trading on the NASDAQ Stock Market at prices established throughout the trading day, like any other listed equity security trading in the secondary market on the NASDAQ Stock Market. The PowerShares® QQQ SharesSM held by the QQQ consist of a portfolio of equity securities or, in the case of securities not yet delivered in connection with purchases made by the QQQ or portfolio deposits, confirmations of contracts to purchase such securities (collectively, the “portfolio”). The investment objective of the QQQ is to provide investment results that generally correspond to the price and yield performance of the NASDAQ-100 Index® by holding all the stocks comprising the NASDAQ-100 Index®.

Information provided to or filed with the SEC by PowerShares pursuant to the Securities Act and the Investment Company Act can be located can be located by reference to SEC file numbers 333-61001 and 811-08947, respectively, through the SEC’s website at http://www.sec.gov. We have not independently verified the accuracy or completeness of the information or reports prepared by PowerShares. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. As a prospective purchaser of the Notes, you should undertake an independent investigation of the QQQ as in your judgment is appropriate to make an informed decision with respect to an investment linked to the QQQ.

The QQQ, which holds the portfolio and cash, is not actively managed by traditional methods, which typically involve effecting changes in the portfolio on the basis of judgments made relating to economic, financial and market considerations. To maintain the correspondence between the composition and weights of the securities in the QQQ and the stocks in the NASDAQ-100 Index®, the trustee adjusts the securities from time to time to conform to periodic changes in the identity and/or relative weights of the securities. The composition and weighting of the securities portion of a portfolio deposit are also adjusted to conform to changes in the NASDAQ-100 Index®. The returns of the QQQ may be affected by certain management fees and other expenses, which are detailed in its prospectus.

QQQ’s fund sponsor, PowerShares, makes available on each business day a list of the names and the required number of shares for each of the securities in the current portfolio deposit as well as the Income Net of Expense Amount effective through and including the previous business day per outstanding PowerShares® QQQ SharesSM. PowerShares may choose within its discretion to make available, frequently throughout each business day, a number representing, on a per PowerShares® QQQ ShareSM basis, the sum of the income net of expense amount effective through and including the previous business day plus the current value of the securities portion of a portfolio deposit as in effect on such day (which value will occasionally include a cash-in-lieu amount to compensate for the omission of a particular index security from such portfolio deposit). The NASDAQ Stock Market calculates the NASDAQ-100 Index® intra-day once per second on every business day in which the NASDAQ Stock Market is open for trading. If PowerShares elects to make such information available, it would be calculated based upon the best information available to PowerShares and may be calculated by other persons designated to do so by PowerShares. If PowerShares elects to make such information available, the inability of PowerShares or its designee to provide such information for any period of time will not in itself result in a halt in the trading of PowerShares® QQQ SharesSM on the NASDAQ Stock Market. If such information is made available, investors interested in creating PowerShares® QQQ SharesSM or purchasing PowerShares® QQQ SharesSM in the secondary market should not rely solely on such information in making investment decisions but should also consider other market information and relevant economic and other factors.

The NASDAQ-100 Index

The NASDAQ-100 Index® (the “NDX”) is a modified market capitalization-weighted index of 100 of the largest domestic and international non-financial companies listed on the NASDAQ Stock Market based on market capitalization. It does not contain securities of financial companies, including investment companies. The NDX, which includes companies across a variety of major industry groups, was launched on January 31, 1985, with a base index value of 125.00, as adjusted. Current information regarding the market value of the NDX is available from Nasdaq, Inc. as well as numerous market information services. The NDX is reported by Bloomberg L.P. under the ticker symbol “NDX.”

Calculation of the NASDAQ-100 Index®

The value of the NDX equals the aggregate value of the NDX share weights, also known as the Index Shares, of each of the component securities multiplied by each such security’s last sale price on the NASDAQ Stock Market, and divided by the divisor of the NDX. The divisor serves the purpose of scaling such aggregate value to a lower order of magnitude, which is more desirable for reporting purposes.

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Underlying Stock Eligibility Criteria and Annual Ranking Review

Initial Eligibility Criteria

To be eligible for initial inclusion in the NASDAQ-100 Index®, a security must meet the following criteria:

•	the security’s listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•	the security must generally be a common stock, ordinary share, American Depositary Receipt, or tracking stock (closed-end funds, convertible debentures, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interests, warrants, units and other derivative securities are not included in the NDX, nor are the securities of investment companies);

•	while there is no minimum market capitalization requirement, the security’s inclusion will be determined based on the top 100 largest issuers based on market capitalization, determined by multiplying a security’s last sale price on the NASDAQ Stock Market by its total shares outstanding;

•	the security must have a three-month average daily trading volume of at least 200,000 shares; and

•	the security must have been traded for at least three full months, not including the month of initial listing, on the NASDAQ Stock Market, the New York Stock Exchange or the New York Stock Exchange Amex.

Continued Eligibility Criteria

In addition, to be eligible for continued inclusion in the NASDAQ-100 Index® the following criteria apply:

•	the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market;

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares in the previous three month trading period as measured annually during the ranking review process described below;

•	if the issuer of the security is organized under the laws of a jurisdiction outside the United States, then such security must have listed options on a recognized options market in the United States or be eligible for listed-options trading on a recognized options market in the United States;

•	the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NDX at each month-end. In the event that a company does not meet this criterion for two consecutive month-ends, it will be removed from the NDX effective after the close of trading on the third Friday of the following month; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

These NASDAQ-100 Index® eligibility criteria may be revised from time to time by Nasdaq, Inc. (“Nasdaq”) without regard to the Notes.

Annual Ranking Review

The component securities are evaluated on an annual basis (the “Ranking Review”), except under extraordinary circumstances, which may result in an interim evaluation, as follows. Securities that meet the applicable eligibility criteria are ranked by market value. Eligible securities that are already in the NDX and that are ranked in the top 100 eligible securities (based on market capitalization) are retained in the NDX. A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review or was added to the NDX subsequent to the previous Ranking Review. Securities not meeting such criteria are replaced. The replacement securities chosen are those eligible securities not currently in the NDX that have the largest market capitalization. The data used in the ranking includes end of October market data and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.

Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year other than the Ranking Review, a component security is determined by Nasdaq to become ineligible for continued inclusion in the NDX, the security will be replaced with the largest market capitalization security meeting the eligibility criteria listed above and not currently included in the NDX.

Index Maintenance

Changes in the price and/or Index Shares driven by corporate events such as stock dividends, stock splits and certain spin-offs and rights issuances are adjusted on the ex-date. If the change in total shares outstanding arising from a corporate action is greater than or equal to 10%, that change will be made to the NDX as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. The Index Shares are derived from the security’s total shares

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outstanding. The Index Shares are adjusted by the same percentage amount by which the total shares outstanding have changed in those securities. The divisor is adjusted to ensure that changes in component securities either by corporate actions or index participation occurring outside of trading hours do not affect the value of the NDX. All divisor changes occur after the close of component security markets contained in the NDX.

Index Rebalancing

On a quarterly basis coinciding with Nasdaq’s quarterly scheduled Index Share adjustment procedures, the NDX will be rebalanced if it is determined that: (1) the current weight of the single largest market capitalization component security is greater than 24% and (2) the “collective weight” of those component securities, the individual current weights of which are in excess of 4.5%, when added together, exceed 48% of the NDX. In addition, Nasdaq may conduct a special rebalancing at any time if it is determined to be necessary to maintain the integrity of the NDX.

If either one or both of these weight distribution requirements are met upon quarterly review, or Nasdaq determines that a special rebalancing is required, a weight rebalancing will be performed. First, relating to weight distribution requirement (1) above, if the current weight of the single largest component security exceeds 24%, then the weights of all large stocks (those greater than 1%) will be scaled down proportionately towards 1% by a sufficient amount for the adjusted weight of the single largest component security to be set to 20%. Second, relating to weight distribution requirement (2) above, for those component securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their “collective weight” exceeds 48%, then the weights of all large stocks will be scaled down proportionately towards 1% by a sufficient amount for the “collective weight,” so adjusted, to be set to 40%.

The aggregate weight reduction among the large stocks resulting from either or both of the above rescalings will then be redistributed to the small stocks (those stocks less than or equal to 1%) in the following iterative manner. In the first iteration, the weight of the largest small stock will be scaled upwards by a factor which sets it equal to the average NDX weight of 1.0%. The weights of each of the smaller remaining small stocks will be scaled up by the same factor, reduced in relation to each stock’s relative ranking among the small stocks, such that the smaller the component security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NDX.

In the second iteration, the weight of the second largest small stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average NDX weight of 1%. The weights of each of the smaller remaining small stocks will be scaled up by this same factor, reduced in relation to each stock’s relative ranking among the small stocks, such that, once again, the smaller the component stock in the ranking, the less the scale-up of its weight.

Additional iterations will be performed until the accumulated increase in weight among the small stocks exactly equals the aggregate weight reduction among the large stocks from rebalancing in accordance with the weight distribution requirements.

Then, to complete the rebalancing procedure, once the final percent weights of each of the component securities are set, the share weights will be determined anew based upon the last sale prices and aggregate capitalization of the NDX at the close of trading on the last day in February, May, August and November. Changes to the share weights will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the divisor will be made to ensure continuity of the NDX.

Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current share weights. However, Nasdaq may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the component securities. In those instances, Nasdaq would announce the different basis for rebalancing prior to its implementation.

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The iShares® MSCI EAFE ETF

We have derived all information contained in this document regarding the iShares® MSCI EAFE ETF (the “EFA”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, iShares®. Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information.

The EFA is an investment portfolio maintained and managed by iShares® and advised by BlackRock®. iShares® is a registered investment company that consists of numerous separate investment portfolios, including the EFA. The shares of the EFA are listed and trade on the NYSE Arca under the ticker symbol “EFA.”

Information provided to or filed with the SEC by iShares® pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at www.sec.gov. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. As a prospective purchaser of the Notes, you should undertake an independent investigation of the EFA as in your judgment is appropriate to make an informed decision with respect to an investment linked to the EFA.

Investment Objective and Strategy

The EFA generally invests at least 90% of its assets in securities of the MSCI EAFE Index and in depositary receipts representing securities of the MSCI EAFE Index. The EFA may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including money market funds advised by BFA or its affiliates, as well as in securities not included in the MSCI EAFE Index, but which BFA believes will help the EFA track the MSCI EAFE Index.

Representative Sampling

The EFA pursues a “representative sampling” strategy in attempting to track the performance of the MSCI EAFE Index, and generally does not hold all of the equity securities held by the MSCI EAFE Index. The EFA invests in a representative sample of securities in the MSCI EAFE Index, which have a similar investment profile as the MSCI EAFE Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the MSCI EAFE Index.

Correlation

The MSCI EAFE Index is a theoretical financial calculation, while the EFA is an actual investment portfolio. The performance of the EFA and the MSCI EAFE Index may vary somewhat due to transaction costs, foreign currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the EFA’s portfolio and the MSCI EAFE Index resulting from legal restrictions (such as diversification requirements that apply to the EFA but not to the MSCI EAFE Index) or representative sampling.

Industry Concentration Policy

The EFA will not concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries except that the EFA will concentrate its investments to approximately the same extent that the MSCI EAFE Index is so concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities), repurchase agreements collateralized by U.S. government securities, and securities of state or municipal governments and their political subdivisions are not considered to be issued by members of any industry.

Description of the MSCI EAFE Index

All information in this document regarding the MSCI EAFE Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by, MSCI Inc. (“MSCI”). Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. MSCI owns the copyright and all other rights to the MSCI EAFE Index. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI EAFE Index.

The MSCI EAFE Index is published by MSCI and is intended to be a free float-adjusted average of the U.S. dollar values of all the equity securities constituting the MSCI indices for the selected countries. The MSCI EAFE Index has a base date of December 31, 1969.

The MSCI EAFE Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

Maintenance of and changes to the MSCI Indices

MSCI maintains the MSCI Indices with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets and segments. In maintaining the MSCI Indices, emphasis is also placed on continuity, continuous investability of constituents, replicability, index stability and minimizing turnover in the indices.

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As part of the changes to MSCI’s methodology which became effective in May 2008, maintenance of the indices falls into three broad categories:

•	semi-annual reviews, which will occur each May and November and will involve a comprehensive reevaluation of the market, the universe of eligible securities and other factors involved in composing the indices;

•	quarterly reviews, which will occur each February and August and will focus on significant changes in the market since the last semi-annual review; and

•	ongoing event-related changes, which will generally be reflected in the indices at the time of the event and will include changes resulting from mergers, acquisitions, spin-offs, bankruptcies, reorganizations, issuances and other extraordinary transactions, corporate actions and events.

Based on these reviews, additional components may be added, and current components may be removed, at any time. MSCI generally announces all changes resulting from semi-annual reviews, quarterly reviews and ongoing events in advance of their implementation, although in exceptional cases they may be announced during market hours for same or next day implementation.

Prices and exchange rates

Prices

The prices used to calculate the MSCI Indices are the official exchange closing prices or those figures accepted as such. MSCI reserves the right to use an alternative pricing source on any given day.

Exchange rates

MSCI uses the foreign exchange rates published by WM / Reuters at 4:00 p.m., London time. MSCI uses WM / Reuters rates for all developed and emerging markets.

In case WM/Reuters does not provide rates for specific markets on given days (for example Christmas Day and New Year Day), the previous business day’s rates are normally used.

MSCI continues to monitor exchange rates independently and may, under exceptional circumstances, elect to use an alternative exchange rate if the WM / Reuters rates are not available, or if MSCI determines that the WM / Reuters rates are not reflective of market circumstances for a given currency on a particular day. In such circumstances, an announcement would be sent to clients with the related information. If appropriate, MSCI may conduct a consultation with the investment community to gather feedback on the most relevant exchange rate.

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The iShares® 20+ Year Treasury Bond ETF

We have derived all information contained in this document regarding the iShares® 20+ Year Treasury Bond ETF (the “TLT”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, iShares®. Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. The TLT seeks to track the investment results of the ICE U.S. Treasury 20+ Year Bond Index (the “IDCOT20”), which measures the performance of public obligations of the U.S. Treasury that have a remaining maturity greater than twenty years.

BlackRock®, the investment adviser of TLT, uses a “passive” or indexing approach to try to achieve the investment objective of TLT. TLT does not try to “beat” the index it tracks and does not seek temporary defensive positions when markets decline or appear overvalued. Indexing may eliminate the chance that TLT will substantially outperform the IDCOT20 but also may reduce some of the risks of active management, such as poor security selection. Indexing seeks to achieve lower costs and better after-tax performance by keeping portfolio turnover low in comparison to actively managed investment companies.

Information provided to or filed with the SEC by iShares® pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at www.sec.gov. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. As a prospective purchaser of the Notes, you should undertake an independent investigation of the TLT as in your judgment is appropriate to make an informed decision with respect to an investment linked to the TLT.

Investment Objective and Strategy

The TLT generally invests at least 90% of its assets in the bonds of the IDCOT20 and at least 95% of its assets in U.S. government bonds. TLT may invest up to 10% of its assets in U.S. government bonds not included in the IDCOT20, but which BFA believes will help TLT track the IDCOT20. TLT also may invest up to 5% of its assets in repurchase agreements collateralized by U.S. government obligations and in cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates. TLT seeks to track the investment results of the IDCOT20 before fees and expenses of TLT.

TLT may lend securities representing up to one-third of the value of its total assets (including the value of any collateral received). The IDCOT20 is sponsored by Interactive Data Pricing and Reference Data LLC (the “Index Provider” or “Interactive Data”), which is independent of TLT and BFA. The Index Provider determines the composition and relative weightings of the securities in the IDCOT20 and publishes information regarding the market value of the IDCOT20.

Representative Sampling

BFA uses a representative sampling indexing strategy to manage the TLT. “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to that of the IDCOT20. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability, duration, maturity, credit ratings and yield) and liquidity measures similar to those of the IDCOT20. The TLT may or may not hold all of the securities in the IDCOT20.

Industry Concentration Policy

TLT will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the IDCOT20 is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities), repurchase agreements collateralized by U.S. government securities, and securities of state or municipal governments and their political subdivisions are not considered to be issued by members of any industry.

Description of the ICE U.S. Treasury 20+ Year Bond Index

The IDCOT20 includes publicly-issued U.S. Treasury securities that have a remaining maturity greater than twenty years and have $300 million or more of outstanding face value, excluding amounts held by the Federal Reserve. In addition, the securities in the IDCOT20 must be fixed-rate and denominated in U.S. dollars.

Excluded from the IDCOT20 are inflation-linked securities, Treasury bills, cash management bills, any government agency debt issued with or without a government guarantee and zero-coupon issues that have been stripped from coupon-paying bonds. The IDCOT20 is weighted by market capitalization, and the securities in the IDCOT20 are updated on the last business day of each month. Prior to the selection of the IDCOT20 on April 1, 2016, the TLT tracked the Barclays U.S. 20+ Year Treasury Bond Index.

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The iShares® iBoxx $ Investment Grade Corporate Bond ETF

We have derived all information contained in this document regarding the iShares® iBoxx $ Investment Grade Corporate Bond ETF (the “LQD”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, iShares®. Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. The LQD trades on the NYSE Arca, Inc. under the ticker symbol “LQD.”

The LQD seeks to track the investment results of the Markit iBoxx® USD Liquid Investment Grade Index, an index composed of U.S. dollar-denominated, investment-grade corporate bonds. The LQD is primarily invested in the banking, consumer services and telecommunications sectors. The LQD generally invests at least 90% of its assets in securities that comprise the underlying index and at least 95% of its assets in investment-grade corporate bonds. However, the Fund may at times invest up to 20% of its assets in bonds not included in its relevant IG Index but which BFA believes will help the Fund track the IG Index and which are either: (i) included in the broader index upon which the IG Index is based (i.e., the Markit iBoxx USD Index); or (ii) new issues which BFA believes are entering or about to enter the IG Index or the Markit iBoxx USD Index. The Fund may invest up to 5% of its assets in repurchase agreements collateralized by U.S. government obligations and in cash and cash equivalents, including shares of BlackRock Cash Funds.

Information provided to or filed with the SEC by iShares® pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at www.sec.gov. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. As a prospective purchaser of the Notes, you should undertake an independent investigation of the LQD as in your judgment is appropriate to make an informed decision with respect to an investment linked to the LQD.

The LQD is passively managed and employs a representative sampling strategy. The LQD’s investment adviser is BlackRock® and the underlying index is sponsored by Markit Indices Limited. More information regarding the LQD can be located on the LQD’s website: https://www.ishares.com/us/products/239566/ishares-iboxx-investment-grade-corporate-bond-etf. Information on that website is not included or incorporated by reference into this document.

The LQD is issued by the iShares® Trust, a registered investment company. The LQD seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of its underlying index, the U.S. dollar-denominated liquid investment grade corporate bond market, as defined by the Markit iBoxx® USD Liquid Investment Grade Index (the “IG Index”). As described below, bonds issued by issuers organized in a variety of developed countries are eligible for inclusion in the IG Index.

The iBoxx® $ Liquid Investment Grade Index (the “IG Index”)

The IG Index is published by Markit Group Limited, the index owner (“Markit”). Markit has no obligation to continue to publish, and may discontinue publication of, the IG Index at any time.

The IG Index is designed to reflect the performance of the U.S. dollar-denominated investment grade corporate debt. The IG Index is market-value weighted with an issuer cap of 3%. There is no limit to the number of issues in the IG Index, but as of December 31, 2015, the IG Index included approximately 1,476 constituents. The IG Index may include large-, mid- or small-capitalization companies. Components of the IG Index primarily include consumer staples, financials, healthcare, oil & gas and telecommunications companies.

The IG Index consists of investment grade U.S. dollar-denominated bonds issued by corporate issuers from developed countries and rated by at least one of three rating services: Fitch Ratings (“Fitch”), Moody’s Investors Service (“Moody’s”) or Standard & Poor’s Rating Services (“S&P Ratings”). The IG Index composition is rebalanced once a month, after the close of business on the last business day of the rebalancing month (the “rebalancing date”). The new IG Index composition becomes effective on the first business day of the next month.

The bonds in the IG Index must meet all the criteria described below as of the close of business three business days prior to the rebalancing date, provided that the relevant bond data can be verified, at Markit’s sole discretion, as of such date (the “bond selection cut-off date”).

The IG Index is based on multi-sourced pricing which, depending on the structure of each market, takes into account a variety of data inputs such as transaction data, quotes from market makers and other observable data points. Prices for the bonds in the IG Index are sourced from a number of leading market makers. The received quotes are subject to a quality control process which is intended to exclude stale or off-market prices, and the quotes that pass the quality control are consolidated to the IG Index price. Additionally, the IG Index rules and their application are governed by two committees:

•	Technical Committee: composed of representatives of market makers and banks. The Technical Committee meets once a month in order to arbitrate monthly rebalancing, and to monitor market developments. It also provides assistance in the identification of eligible constituents, especially in the instance where the eligibility or the classification of a bond is

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unclear or contentious. Additionally, the Technical Committee discusses any market developments which may warrant index rule changes and provides recommendations on changes to the rules.

•	Oversight Committee: composed of representatives from a broad range of asset managers. The purpose of the Oversight Committee is to review the recommendations of the Technical Committee and also to provide consultation on any market developments which may warrant rule changes.

Selection Criteria for the iBoxx $ Liquid Investment Grade Index

The following selection criteria are applied to select the constituents for the IG Index:

•	Bond Type. Only fixed-rate bonds whose cash flow can be determined in advance are eligible for the IG Index. The IG Index is comprised solely of bonds. Treasury Bills and other money market instruments are not eligible. The IG Index includes only U.S. dollar denominated bonds. In particular, bonds with the following characteristics are included: fixed coupon bonds, step-up bonds with coupon schedules known at issuance (or as functions of the issuer’s rating), sinking funds and amortizing bonds, medium-term notes, Rule 144A offerings with a registration right, callable bonds and putable bonds. The following instrument types are specifically excluded from the IG Index: preferred shares, optionally and mandatorily convertible bonds, subordinated bank or insurance debt with mandatory contingent conversion features or with any conversion options before the first call date, bonds with other equity features attached (e.g., options or warrants), private placements, perpetual bonds, fixed-to-floater bonds, floating rate notes, pay-in-kind bonds (during the pay-in-kind period), zero coupon bonds, zero step-ups (GAINS) and bonds with differences between accrual and coupon payment periods and monthly-paying bonds.

Any bond subject to a firm call or tender offer, with the exception of exchange offers, in the month immediately following the rebalancing date will be excluded from the IG Index, provided that Markit is aware of that tender offer or call as of the bond selection cut-off date.

•	Credit Rating. Bonds in the IG Index must have a Markit iBoxx Rating of investment grade, which is defined as BBB- or above by S&P Ratings or Fitch or Baa3 or above by Moody’s. If a bond is rated by more than one of the foregoing ratings agencies, then the Markit iBoxx Rating is the average of the provided ratings. The rating is consolidated to the nearest rating grade in accordance with the Markit iBoxx Rules. Rating notches are not used. In case of an ID change or exchange of a Rule 144A/Regulation S offering into a registered bond, the ratings from the Rule 144A/Regulation S offering are also used for the registered bond.

•	Time to Maturity. To qualify for entry in the IG Index, bonds must have at least three years to maturity.

•	Amount Outstanding. The outstanding face value of all non-convertible bonds denominated in U.S. dollars from the issuer must be greater than or equal to $2 billion as of the bond selection cut-off date. The outstanding face value of a bond must be greater than or equal to $750 million as of the bond selection cut-off date. Partial buybacks or increases will affect the outstanding face value of a prospective bond. Markit considers changes to the outstanding face value of a candidate bond as a result of partial or full buybacks or increases, provided that Markit is aware of such changes as of the bond selection cut-off date.

•	Bond Classification. All bonds are classified based on the principal activities of the issuer and the main sources of the cash flows used to pay coupons and redemptions. Bonds must be denominated in U.S. dollars with clearance and settlement available through DTC. The securities need to be either publicly registered in the United States with the SEC or Rule 144A offerings with registration rights. Eurobonds are excluded.

Bonds must be corporate credit, i.e., debt instruments backed by corporate issuers that are not secured by specific assets. Debt issued by governments, sovereigns, quasi-sovereigns and government-backed or guaranteed entities is excluded. Bonds eligible for the IG Index must be issued from countries classified as developed markets based on the “Markit Global Economic Development Classification,” which is updated once per year.

Each bond in the IG Index is assigned to one of the following sectors: Consumer Goods, Consumer Services, Financials, Industrials & Materials, Telecommunication & Technology and Utilities & Energy.

•	Lockout Period. A bond that drops out of the IG Index at the rebalancing day is excluded from re-entering the index for a three-month period. The rule for the lockout period takes precedence over the other rules for the IG Index selection. A locked out bond will not be selected, even if it qualifies for the IG Index

•	Minimum Run. Any bond that enters the IG Index must remain in the IG Index for a minimum of six months, provided it is not downgraded to sub-investment grade, defaulted or fully redeemed in that period.

Annual Index Review

The rules for the IG Index are reviewed once per year during the annual index review process to ensure that the IG Index provides a balanced representation of the U.S. dollar denominated liquid high yield corporate debt market. The results of the annual index review become effective at the end of October.

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Index Calculation

The calculation of the IG Index is based on bid prices. New bonds are included in the indices at their respective ask prices when they enter the index.

Index Rebalancing

The IG Index is rebalanced every month, on the last business day of the month after the close of business, i.e., the rebalancing date. Changes to amounts outstanding are taken into account only if they are publicly known three business days before the end of the month. Changes in ratings are taken into account only if they are publicly known two business days before the end of the month. New bonds issued are taken into account if they are publicly known to settle until the last calendar day of the month, inclusive, and if their rating has become known at least three business days before the end of the month.

In a first step, the selection criteria set out above are applied to the universe of the broader Markit iBoxx USD Corporate Investment Grade Index. Bond ratings and amount outstanding are used as of the bond selection cut-off date. Maturity dates remain fixed for the life of the bond. Only bonds with a first settlement date on or before the rebalancing date are included in the selection process. Once the eligible bond universe has been defined, the weight for each bond is determined and if necessary capped, applying an issuer cap of 3%. The weights and capping factors are determined on the last business day of each month using the end-of-month market values.

Treatment of Special Intra-Month Events

If a bond is fully redeemed intra-month, the bond effectively ceases to exist. In all calculations, the redeemed bond is treated as cash based on the last iBoxx price, the call price or the repurchase price, as applicable. A redemption factor and redemption price is used to treat these events in the IG Index and in calculations relating thereto. In addition, the clean price of the bond is set to the redemption price, and the interest accrued until the redemption date is treated as an irregular coupon payment.

If a bond is identified as trading flat of accrued, the accrued interest on the bond is set to zero in the total return index calculation and the bond is excluded from the calculation of all bond and index analytical values.

Some bonds have predefined coupon changes that lead to a change in the annual coupon over the life of the bond. In all instances, the coupon change must be a fixed amount on top of a fixed coupon, i.e. floating coupon bonds are not eligible for the IG Index. The two main categories of bonds with coupon changes of this nature are step-up bonds and event-driven bonds. Step-up bonds have a pre-defined coupon schedule that cannot change during the life of the bond. That coupon schedule is used in all bond calculations. Event-driven bonds’ coupons may change upon the occurrence (or non-occurrence) of specified events, such as ratings changes, failure to register a bond or failure to complete a merger. In the calculation of the IG Index and the analytics, the coupon schedule as of the calculation date is used. Any events occurring after the calculation date are ignored in the determination of the applicable coupon schedule.

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The iShares® iBoxx $ High Yield Corporate Bond ETF

We have derived all information contained in this document regarding the iShares® iBoxx $ High Yield Corporate Bond ETF (the “HYG”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, iShares®. Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. The iShares® iBoxx $ High Yield Corporate Bond ETF trades on the NYSE Arca, Inc. under the ticker symbol “HYG.”

The HYG seeks to track the investment results of the Markit iBoxx® USD Liquid High Yield Index (the “HY Index”). The underlying index is a rules-based index consisting of liquid U.S. dollar-denominated, high yield corporate bonds for sale in the United States, which is designed to provide a broad representation of the U.S. dollar-denominated high yield liquid corporate bond market.

Information provided to or filed with the SEC by iShares® pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at www.sec.gov. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. As a prospective purchaser of the Notes, you should undertake an independent investigation of the HYG as in your judgment is appropriate to make an informed decision with respect to an investment linked to the HYG.

The HY Index may include large-, mid- or small capitalization companies. Components of the HY Index primarily include consumer cyclical, consumer services, consumer staples, industrials and telecommunications companies. The HYG is primarily invested in the oil and gas, consumer services and telecommunications sectors. The HYG generally invests at least 90% of its assets in securities that comprise the underlying index and in investments that provide substantially similar exposure to the securities in the underlying index. The HYG is passively managed and employs a Representative Sampling Strategy. The ETF’s investment adviser is BlackRock®, and the underlying index is sponsored by Markit Indices Limited. More information regarding the HYG can be located on the ETF’s website: http://us.ishares.com/product_info/fund/overview/HYG.htm. Information on that website is not included or incorporated by reference into this document. The HYG is issued by the iShares® Trust, a registered investment company. Bonds issued by issuers organized in a variety of developed countries are eligible for inclusion in the HY Index.

The iBoxx® $ Liquid High Yield Index (the “HY Index”)

The HY Index is published by Markit Group Limited, the index owner (“Markit”). Markit has no obligation to continue to publish, and may discontinue publication of, the HY Index at any time.

The HY Index is designed to reflect the performance of the U.S. dollar-denominated high yield corporate debt. The HY Index is market-value weighted with an issuer cap of 3%.

The HY Index consists of sub-investment grade U.S. dollar-denominated bonds issued by corporate issuers from developed countries and rated by at least one of three rating services: Fitch, Moody’s or S&P Ratings. The HY Index composition is rebalanced once a month, after the close of business on the last business day of the rebalancing month (the “rebalancing date”). The new HY Index composition becomes effective on the first business day of the next month (the “composition month”).

The bonds in the HY Index must meet all the criteria described below as of the close of business three business days prior to the rebalancing date, provided that the relevant bond data can be verified, at Markit’s sole discretion, as of such date (the “bond selection cut-off date”).

The HY Index is based on multi-sourced pricing which, depending on the structure of each market, takes into account a variety of data inputs such as transaction data, quotes from market makers and other observable data points. Prices for the bonds in the HY Index are sourced from a number of leading market makers. The received quotes are subject to a quality control process which is intended to exclude stale or off-market prices, and the quotes that pass the quality control are consolidated to the HY Index price. Additionally, the HY Index rules and their application are governed by two committees:

•	Technical Committee: composed of representatives of market makers and banks. The Technical Committee meets once a month in order to arbitrate monthly rebalancing, and to monitor market developments. It also provides assistance in the identification of eligible constituents, especially in the instance where the eligibility or the classification of a bond is unclear or contentious. Additionally, the Technical Committee discusses any market developments which may warrant index rule changes and provides recommendations on changes to the rules.

•	Oversight Committee: composed of representatives from a broad range of asset managers. The purpose of the Oversight Committee is to review the recommendations of the Technical Committee and also to provide consultation on any market developments which may warrant rule changes.

Selection Criteria for the iBoxx $ Liquid High Yield Index

The following selection criteria are applied to select the constituents for the HY Index:

•	Bond Type. Only fixed-rate bonds whose cash flow can be determined in advance are eligible for the HY Index. The HY Index is comprised solely of bonds. Treasury Bills and other money market instruments are not eligible. The HY Index includes only U.S. dollar denominated bonds. In particular, bonds with the following characteristics are included: fixed

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coupon bonds, step-up bonds with coupon schedules known at issuance (or as functions of the issuer’s rating), sinking funds and amortizing bonds, medium-term notes, Rule 144A offerings, callable bonds and putable bonds. The following instrument types are specifically excluded from the HY Index: preferred shares, optionally and mandatorily convertible bonds, subordinated bank or insurance debt with mandatory contingent conversion features or with any conversion options before the first call date, bonds with other equity features attached (e.g., options or warrants), private placements, perpetual bonds (unless callable and meets the time to maturity requirements set forth below), floating rate notes, pay-in-kind bonds (during the pay-in-kind period), zero coupon bonds, zero step-ups (GAINS), bonds with differences between accrual and coupon payment periods and monthly-paying bonds, and Regulation S offerings.

Any bond subject to a firm call or tender offer, with the exception of exchange offers, in the month immediately following the rebalancing date will be excluded from the HY Index, provided that Markit is aware of that tender offer or call as of the bond selection cut-off date.

•	Credit Rating. Bonds in the HY Index must have a Markit iBoxx Rating of sub-investment grade, which is defined as BB+ or lower by S&P Ratings or Fitch or Ba1 or lower by Moody’s, but the bonds must not be in default. If a bond is rated by more than one of the foregoing ratings agencies, then the Markit iBoxx Rating is the average of the provided ratings. The rating is consolidated to the nearest rating grade in accordance with the Markit iBoxx Rules. Rating notches are not used. Issues rated D by Fitch or S&P Ratings, or that have been subject to a default press release by Moody’s cannot enter the HY Index. Those issues in the HY Index that are subsequently downgraded to D by Fitch or S&P Ratings or subject to a default press release by Moody’s (as of the bond selection cut-off date) will be taken out of the HY Index on the next rebalancing date. After a bond has migrated into high yield from investment grade status, it must retain that status for three months (the “stabilization period”) before it can be included in the HY Index. In case of an ID change or exchange of a 144A version into a registered bond, the ratings from the 144A bond are also used for the registered bond.

•	Time to Maturity. To qualify for entry in the HY Index, bonds must have at least 1.5 years to maturity and have an original maturity date of less than 15 years.

•	Amount Outstanding. The outstanding face value of all non-convertible bonds denominated in U.S. dollars from the issuer must be greater than or equal to $1 billion as of the bond selection cut-off date. The outstanding face value of a bond must be greater than or equal to $400 million as of the bond selection cut-off date. Partial buybacks or increases will affect the outstanding face value of a prospective bond. Markit considers changes to the outstanding face value of a candidate bond as a result of partial or full buybacks or increases, provided that Markit is aware of such changes as of the bond selection cut-off date.

•	Bond Classification. All bonds are classified based on the principal activities of the issuer and the main sources of the cash flows used to pay coupons and redemptions. Bonds must be denominated in U.S. dollars and must be corporate credit, i.e., debt instruments backed by corporate issuers that are not secured by specific assets. Debt issued by governments, sovereigns, quasi-sovereigns and government-backed or guaranteed entities is excluded. Bonds eligible for the HY Index must be issued from countries classified as developed markets based on the “Markit Global Economic Development Classification,” which is updated once per year.

Each bond in the HY Index is assigned to one of the following sectors: Basic Materials, Communications, Consumer Cyclical, Consumer Non-Cyclical, Diversified, Energy, Financial, Industrial, Technology, and Utilities.

•	Lockout Period. A bond that drops out of the HY Index at the rebalancing day is excluded from re-entering the index for a three-month period. The rule for the lockout period takes precedence over the other rules for the HY Index selection. A locked out bond will not be selected, even if it qualifies for the HY Index

•	Minimum Run. Any bond that enters the HY Index must remain in the HY Index for a minimum of six months, provided it is not upgraded to investment grade, defaulted or fully redeemed in that period.

Annual Index Review

The rules for the HY Index are reviewed once per year during the annual index review process to ensure that the HY Index provides a balanced representation of the U.S. dollar denominated liquid high yield corporate debt market. The results of the annual index review become effective at the end of October.

Index Rebalancing

The HY Index is rebalanced every month, on the last business day of the month after the close of business, i.e., the rebalancing date. Changes to amounts outstanding are taken into account only if they are publicly known three business days before the end of the month. Changes in ratings are taken into account only if they are publicly known two business days before the end of the month. New bonds issued are taken into account if they are publicly known to settle until the last calendar day of the month, inclusive, and if their rating has become known at least three business days before the end of the month.

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In a first step, the selection criteria set out above are applied to the universe of U.S. dollar-denominated bonds. Bond ratings and amount outstanding are used as of the bond selection cut-off date. Maturity dates remain fixed for the life of the bond. Only bonds with a first settlement date on or before the rebalancing date are included in the selection process. Once the eligible bond universe has been defined, the weight for each bond is determined and if necessary capped, applying an issuer cap of 3%. The weights and capping factors are determined on the last business day of each month using the end-of-month market values.

Treatment of Special Intra-Month Events

If a bond is fully redeemed intra-month, the bond effectively ceases to exist. In all calculations, the redeemed bond is treated as cash based on the last iBoxx price, the call price or the repurchase price, as applicable. A redemption factor and redemption price are used to treat these events in the HY Index and in calculations relating thereto. In addition, the clean price of the bond is set to the redemption price, and the interest accrued until the redemption date is treated as an irregular coupon payment.

If a bond is identified as trading flat of accrued, the accrued interest on the bond is set to zero in the total return index calculation and the bond is excluded from the calculation of all bond and index analytical values.

Some bonds have predefined coupon changes that lead to a change in the annual coupon over the life of the bond. In all instances, the coupon change must be a fixed amount on top of a fixed coupon, i.e. floating coupon bonds are not eligible for the HY Index. The two main categories of bonds with coupon changes of this nature are step-up bonds and event-driven bonds. Step-up bonds have a pre-defined coupon schedule that cannot change during the life of the bond. That coupon schedule is used in all bond calculations. Event-driven bonds’ coupons may change upon the occurrence (or non-occurrence) of specified events, such as ratings changes, failure to register a bond or failure to complete a merger. In the calculation of the HY Index and the analytics, the coupon schedule as of the calculation date is used. Any events occurring after the calculation date are ignored in the determination of the applicable coupon schedule.

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The iShares® MSCI Emerging Markets ETF

We have derived all information contained in this document regarding the iShares® MSCI Emerging Markets ETF (the “EEM”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, iShares®. Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information.

The EEM is an investment portfolio maintained and managed by iShares® and advised by BlackRock®. iShares® is a registered investment company that consists of numerous separate investment portfolios, including the EEM. The shares of the EEM are listed and trade on the NYSE Arca under the ticker symbol “EEM.”

Information provided to or filed with the SEC by iShares® pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at www.sec.gov. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. As a prospective purchaser of the Notes, you should undertake an independent investigation of the EEM as in your judgment is appropriate to make an informed decision with respect to an investment linked to the EEM.

Investment Objective and Strategy

The EEM seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index was developed by MSCI to represent the performance of equity securities in selected emerging markets countries.

The EEM uses a representative sampling strategy (as described below under “Representative Sampling”) to try to track the MSCI Emerging Markets Index. The EEM generally invests at least 90% of its assets in the securities of the MSCI Emerging Markets Index and depositary receipts representing securities of the MSCI Emerging Markets Index, and may invest the remainder of its assets in securities not included in the MSCI Emerging Markets Index, but which BFA believes will help the EEM track the underlying index. The EEM also may invest its assets in futures contracts, options on futures contracts, options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

The EEM pursues a “representative sampling” strategy in attempting to track the performance of the MSCI Emerging Markets Index, and generally does not hold all of the equity securities held by the MSCI Emerging Markets Index. The EEM invests in a representative sample of securities in the MSCI Emerging Markets Index, which have a similar investment profile as the MSCI Emerging Markets Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the MSCI Emerging Markets Index.

Correlation

The MSCI Emerging Markets Index is a theoretical financial calculation, while the EEM is an actual investment portfolio. The performance of the EEM and the MSCI Emerging Markets Index may vary somewhat due to transaction costs, market impact, corporate actions (such as mergers and spin-offs), and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The EEM, using representative sampling, can be expected to have a greater tracking error than a fund using replication. Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The EEM will not concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries, except that the EEM will concentrate its investments to approximately the same extent that the MSCI Emerging Markets Index is so concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities), repurchase agreements collateralized by U.S. government securities, and securities of state or municipal governments and their political subdivisions are not considered to be issued by members of any industry.

Description of the MSCI Emerging Markets Index

All information in this document regarding the MSCI Emerging Markets Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by, MSCI. Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. MSCI owns the copyright and all other rights to the MSCI Emerging Markets Index. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI Emerging Markets Index.

The MSCI Emerging Markets Index is published by MSCI and is intended to be a free float-adjusted average of the U.S. dollar values of all the equity securities constituting the MSCI indices for the selected countries. The MSCI Emerging Markets Index has a base date of December 31, 1987.

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The MSCI Emerging Markets Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

Maintenance of and changes to the MSCI Indices

MSCI maintains the MSCI Indices with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets and segments. In maintaining the MSCI Indices, emphasis is also placed on continuity, continuous investability of constituents, replicability, index stability and minimizing turnover in the indices.

As part of the changes to MSCI’s methodology which became effective in May 2008, maintenance of the indices falls into three broad categories:

•	semi-annual reviews, which will occur each May and November and will involve a comprehensive reevaluation of the market, the universe of eligible securities and other factors involved in composing the indices;

•	quarterly reviews, which will occur each February and August and will focus on significant changes in the market since the last semi-annual review; and

•	ongoing event-related changes, which will generally be reflected in the indices at the time of the event and will include changes resulting from mergers, acquisitions, spin-offs, bankruptcies, reorganizations, issuances and other extraordinary transactions, corporate actions and events.

Based on these reviews, additional components may be added, and current components may be removed, at any time. MSCI generally announces all changes resulting from semi-annual reviews, quarterly reviews and ongoing events in advance of their implementation, although in exceptional cases they may be announced during market hours for same or next day implementation.

Prices and exchange rates

Prices

The prices used to calculate the MSCI Indices are the official exchange closing prices or those figures accepted as such. MSCI reserves the right to use an alternative pricing source on any given day.

Exchange rates

MSCI uses the foreign exchange rates published by WM / Reuters at 4:00 p.m., London time. MSCI uses WM / Reuters rates for all developed and emerging markets.

In case WM / Reuters does not provide rates for specific markets on given days (for example Christmas Day and New Year Day), the previous business day’s rates are normally used.

MSCI continues to monitor exchange rates independently and may, under exceptional circumstances, elect to use an alternative exchange rate if the WM / Reuters rates are not available, or if MSCI determines that the WM / Reuters rates are not reflective of market circumstances for a given currency on a particular day. In such circumstances, an announcement would be sent to clients with the related information. If appropriate, MSCI may conduct a consultation with the investment community to gather feedback on the most relevant exchange rate.

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The iShares® J.P. Morgan USD Emerging Markets Bond ETF

We have derived all information contained in this document regarding the iShares® J.P. Morgan USD Emerging Markets Bond ETF (the “EMB”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, iShares®. Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information.

The EMB seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the J.P. Morgan EMBISM Global Core Index (the “EMBIG Core Index”).

Information provided to or filed with the SEC by iShares® pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. As a prospective purchaser of the Notes, you should undertake an independent investigation of the EMB as in your judgment is appropriate to make an informed decision with respect to an investment linked to the EMB.

Description of the EMBIG Core Index

The EMBIG Core Index is a broad, diverse U.S. dollar-denominated emerging markets debt benchmark, which tracks the total return of actively traded external debt instruments in emerging market countries. The methodology is designed to distribute the weight of each country within the EMBIG Core Index by limiting the weights of countries with higher debt outstanding and reallocating this excess to countries with lower debt outstanding.

As of September 30, 2015, the EMBIG Core Index consisted of the following 49 countries: Angola, Argentina, Azerbaijan, Brazil, Chile, China, Colombia, Costa Rica, Cote D’Ivoire, Croatia, Dominican Republic, Ecuador, Egypt, El Salvador, Ethiopia, Gabon, Ghana, Hungary, Indonesia, Iraq, Jamaica, Kazakhstan, Kenya, Latvia, Lebanon, Lithuania, Malaysia, Mexico, Mongolia, Morocco, Pakistan, Panama, Paraguay, Peru, the Philippines, Poland, Romania, Russia, Serbia, Slovak Republic, South Africa, Sri Lanka, Tunisia, Turkey, Ukraine, Uruguay, Venezuela, Vietnam and Zambia. As of January 10, 2017, the EMBIG Core Index’s five highest weighted countries were Turkey, Russia, the Philippines, Argentina and Colombia.

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The iShares® U.S. Real Estate ETF

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the iShares® U.S. Real Estate ETF (the “IYR”), and the IYR will have no obligations with respect to the Notes. The shares of the IYR trade on the NYSE Arca under the symbol “IYR.” Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information.

iShares® consists of numerous separate investment portfolios (the “iShares Funds”), including the IYR. The IYR seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate Index (the “DJUSRE”). The IYR typically earns income dividends from securities included in the DJUSRE. These amounts, net of expenses and taxes (if applicable), are passed along to the IYR’s shareholders as “ordinary income.” In addition, the IYR realizes capital gains or losses whenever it sells securities. However, because the Notes are linked only to the share price of the underlying shares, you will not be entitled to receive income, dividend, or capital gain distributions from the IYR or any equivalent payments.

Information provided to or filed with the SEC by iShares® under the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. We have not independently verified the accuracy or completeness of the information or reports prepared by iShares®. The selection of the IYR is not a recommendation to buy or sell the shares of the IYR. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the IYR. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. As a prospective purchaser of the Notes, you should undertake an independent investigation of the IYR as in your judgment is appropriate to make an informed decision with respect to an investment linked to the IYR.

“iShares®” and BlackRock® are registered trademarks of BlackRock®, Inc. and its affiliates (“BlackRock®”). BlackRock® has licensed certain trademarks and trade names of BlackRock® for our use. The Notes are not sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® Funds. Neither BlackRock® nor the iShares® Funds make any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Neither BlackRock® nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the Notes or in connection with our use of information about the iShares® Funds.

The Dow Jones U.S. Real Estate Index

We have derived all information contained in this document regarding the DJUSRE, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, including Bloomberg Financial Markets. The information reflects the policies of, and is subject to change by, the index owner. The index owner has no obligation to continue to publish, and may discontinue publication of, the DJUSRE.

The DJUSRE is a float-adjusted market capitalization-weighted real-time index that provides a broad measure of the performance of the real estate sector of the U.S. securities market. Component companies consist of REITs, and other companies that invest directly or indirectly in real estate through development, management, or ownership, including property agencies. Because the index is comprised primarily of REITs, the prices of the component stocks reflect changes in lease rates, vacancies, property development and other transactions. The DJUSRE was first calculated on February 14, 2000. The DJUSRE is calculated on a price return and total return basis. The level of the index was set to 100 on the base date of December 31, 1991.

The DJUSRE is a subset of the Dow Jones U.S. IndexSM, a broad-based measure of the U.S. stock market, which aims to measure the performance of 95% of U.S. stocks by float-adjusted market capitalization and is calculated on a price return basis. The index universe is defined as all stocks traded on the major U.S. stock exchanges, minus any non-common issues and illiquid stocks. The Dow Jones U.S. IndexSM is part of the Dow Jones Global Indices®, which is a benchmark family of indices that currently follows stocks from 47 countries.

Index Composition and Maintenance

Defining the Investable Universe: The DJUSRE component candidates must trade on a major U.S. stock exchange and must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible Notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, and shares in limited partnerships are not eligible. Temporary issues arising from corporate actions, such as “when-issued shares,” are considered on a case-by-case basis when necessary to maintain continuity in a company’s index membership. REITs, listed property trusts (LPTs), and similar real-property-owning pass-through structures taxed as REITs by their domiciles are also eligible. If a company has more than one class of shares, only one class of shares will be included. Securities that have had more than ten non-trading days during the past quarter are excluded.

Stock Selection: The index universe is sorted by float-adjusted market capitalization and the stocks in the top 95% are selected as components of the index, excluding stocks that fall within the bottom 1% of the universe according to their free-float market capitalization and within the bottom .01% of the universe according to their turnover. To be included in the index, the issuer of each component security must be classified in the Real Estate Supersector, as defined by the proprietary classification system used by S&P.

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Review Process: The index is reconstituted annually in September. All index components are reviewed to determine their eligibility, and the float factor for each component is reviewed and updated as needed. Changes are implemented at the opening of trading on the Monday following the third Friday of September.

The index is also reviewed on a quarterly basis. Shares outstanding totals for component stocks are updated during each quarterly review. Changes in shares outstanding of less than 5% are accumulated and made quarterly in March, June, September and December. These changes, as well as any weight adjustments, are implemented at the opening of trading on the Monday following the third Friday of the quarterly update month. If the number of outstanding shares for an index component changes by more than 5% due to a corporate action, the shares total will be adjusted. The timing of the adjustment will depend on the type of event that causes the change. If the impact of corporate actions during the period between quarterly share updates changes the number of a company’s shares outstanding by 5% or more, and that change causes a company’s float factor to change by 5% or more, then the company’s float factor will be updated at the same time as the share change. If a component no longer meets the eligibility requirements, it will be removed from the index. Whenever possible, any such change will be announced at least two business days prior to its implementation.

In addition to the scheduled quarterly reviews, the index is reviewed on an ongoing basis. Changes in the DJUSRE’s composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers, or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the DJUSRE components will be announced at least two business days prior to their implementation date.

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The SPDR® Gold Trust

We have derived all information contained in this document regarding the SPDR® Gold Trust (the “Gold Trust”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, World Gold Trust Services, LLC. Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information.

The Gold Trust issues SPDR® Gold Shares, or the “Shares,” which represent units of fractional undivided beneficial interest in and ownership of the Gold Trust. World Gold Trust Services, LLC is the sponsor of the Gold Trust, or the Sponsor. BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee of the Gold Trust, or the Trustee, HSBC Bank plc is the custodian of the Gold Trust, or the Custodian, and State Street Global Markets, LLC is the marketing agent of the Gold Trust, or the Marketing Agent. The Gold Trust intends to issue additional Shares on a continuous basis through its Trustee. The Gold Trust is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and its sponsor is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator, or a commodity trading advisor. The Shares trade on NYSE Arca, Inc., or NYSE Arca, under the symbol “GLD.”

Information provided to or filed with the SEC by World Gold Trust Services, LLC under the Securities Act and the Investment Company Act can be located can be located by reference to SEC file numbers 333-153150 and 001-32356, respectively, through the SEC’s website at http://www.sec.gov. We have not independently verified the accuracy or completeness of the information or reports prepared by World Gold Trust Services, LLC. The selection of the Gold Trust is not a recommendation to buy or sell the shares of the Gold Trust. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Gold Trust. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. As a prospective purchaser of the Notes, you should undertake an independent investigation of the Gold Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the Gold Trust.

The Shares may be purchased from the Gold Trust only in one or more blocks of 100,000 Shares (a block of 100,000 Shares is called a Basket). The Gold Trust issues Shares in Baskets to certain authorized participants, or the Authorized Participants, on an ongoing basis. Baskets are offered continuously at the net asset value, or the NAV, for 100,000 Shares on the day that an order to create a Basket is accepted by the Trustee.

The investment objective of the Gold Trust is to reflect the performance of the price of gold bullion, less the Gold Trust’s expenses. The Gold Trust holds gold bars. The Gold Trust issues shares in exchange for deposits of gold and distributes gold in connection with the redemption of shares. The Shares of the Gold Trust are intended to offer investors an opportunity to participate in the gold market through an investment in securities. The ownership of the Shares of the Gold Trust is intended to overcome certain barriers to entry in the gold market, such as the logistics of buying, storing and insuring gold.

The Shares of the Gold Trust represent units of fractional undivided beneficial interest in and ownership of the Gold Trust, the primary asset of which is allocated (or secured) gold. The Gold Trust is not managed like a corporation or an active investment vehicle. The gold held by the Gold Trust will be sold only: (1) on an as-needed basis to pay the Gold Trust’s expenses, (2) in the event the Gold Trust terminates and liquidates its assets or (3) as otherwise required by law or regulation.

Creation and Redemption

The SPDR® Gold Trust creates and redeems the Shares from time to time, but only in one or more baskets (a “basket” equals a block of 100,000 shares). The creation and redemption of baskets requires the delivery to the Gold Trust or the distribution by the Gold Trust of the amount of gold and any cash represented by the baskets being created or redeemed, the amount of which is based on the combined net asset value of the number of Shares included in the baskets being created or redeemed. The initial amount of gold required for deposit with the Gold Trust to create shares for the period from the formation of the Gold Trust to the first day of trading of the Shares on the NYSE was 10,000 ounces per basket. The number of ounces of gold required to create a basket or to be delivered upon the redemption of a basket gradually decreases over time, due to the accrual of the Gold Trust’s expenses and the sale of the Gold Trust’s gold to pay the Gold Trust’s expenses. Baskets may be created or redeemed only by authorized participants, who pay a transaction fee for each order to create or redeem baskets and may sell the Shares included in the baskets they create to other investors.

Valuation of Gold; Computation of Net Asset Value

The Trustee determines the NAV of the Gold Trust on each day that NYSE Arca is open for regular trading at the earlier of (i) the afternoon session of the twice daily determination of the price of an ounce of gold through an auction by the London Bullion Market Association, or LBMA, administered by the ICE Benchmark Administration, or the IBA, which starts at 3:00 PM London, England time, or the LBMA Gold Price PM, or (ii) 12:00 PM New York time. The LBMA Gold Price PM is determined by participants in a physically settled, electronic and tradable auction. The LBMA Gold Price PM replaced the previously established London PM Gold Fix on March 20, 2015. The NAV of the Gold Trust is the aggregate value of the Gold Trust’s assets less its estimated accrued but unpaid liabilities (which include accrued expenses). In determining the Gold Trust’s NAV, the Trustee values the gold held by the Gold Trust based on the LBMA Gold Price PM for an ounce of gold. The Trustee also determines the NAV per Share.

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The Custodian is HSBC Bank plc and is responsible for the safekeeping of the Gold Trust’s gold bars transferred to it in connection with the creation of Baskets by Authorized Participants. The Custodian also facilitates the transfer of gold in and out of the Gold Trust through gold accounts it maintains for Authorized Participants and the Gold Trust. The Custodian is a market maker, clearer and approved weigher under the rules of the LBMA.

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The iShares® TIPS Bond ETF

We have derived all information contained in this document regarding the iShares® TIPS Bond ETF (the “TIP”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, iShares®. Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information.

The TIP is an exchange-traded fund that seeks to track the investment results, before fees and expenses, of an index composed of inflation-protected U.S. Treasury bonds, which is currently the Barclays U.S. Treasury Inflation Protected Securities (TIPS) Index (Series-L). The Barclays U.S. Treasury Inflation Protected Securities (TIPS) Index (Series-L) includes all publicly issued U.S. Treasury inflation protected securities that have at least one year remaining to maturity, are rated investment grade and have $250 million or more of outstanding face value. The iShares® TIPS ETF trades on the NYSE Arca, Inc. under the ticker symbol “TIP.”

Information provided to or filed with the SEC by iShares® under the Securities Act and the Investment Company Act can be located can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. We have not independently verified the accuracy or completeness of the information or reports prepared by iShares®. The selection of the TIP is not a recommendation to buy or sell the shares of the TIP. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the TIP. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. As a prospective purchaser of the Notes, you should undertake an independent investigation of the TIP as in your judgment is appropriate to make an informed decision with respect to an investment linked to the TIP.

TIPS are income-generating instruments the interest and principal payments of which are adjusted for inflation — a sustained increase in prices that erodes the purchasing power of money. The inflation adjustment, which is typically applied monthly to the principal of the bond, follows a designated inflation index, the consumer price index.

A fixed coupon rate is applied to the inflation-adjusted principal so that as inflation rises, both the principal value and the interest payments increase. This can provide investors with a hedge against inflation, as it helps preserve the purchasing power of an investment. Due to this inflation adjustment feature, inflation-protected bonds typically have lower yields than conventional fixed-rate bonds.

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